EXHIBIT D

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this "Agreement"), effective as of June 29, 2007 (the "Effective Date"), is made by and between MCC, Inc., its successors or assigns (the "Company"), and Nova-Van, LLC, a Pennsylvania limited liability company (the "Consultant").  The Company and the Consultant are collectively referred to as the “Parties”.

RECITALS

A.         The Company desires to retain Michal Novakovic, who is an employee of Consultant, to render services, and Consultant desires to render, through its employee, Michael Novakovic, such services to the Company, upon the terms and conditions contained herein.

B.         The Executive Committee of the Company (the "Executive Committee") has authorized the consulting services as provided for in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants contained herein, the above recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I
DUTIES

1.01      Duties.  The Company hereby hires Consultant as a consultant, to provide through its employee, Michael Novakovic, his associations, contacts, relationships, affiliations, connections, experience, know how, expertise, advice and knowledge in the automotive, military and commercial coatings industries (“Consulting Services”) and Consultant hereby accepts the engagement to provide the Consulting Services upon the terms and conditions contained herein.  Consultant shall exercise the authority, assume the assigned duties and responsibilities and carry out the Consulting Services to the Company as specified by the Executive Committee from time to time during the Term (as defined below).  Without the prior written agreement of the Company, which may be refused for any reason or no reason, Consultant will render the Consulting Services solely through the personal services of Michael Novakovic.

1.02      Minimum Time Commitment.  While Consultant shall generally determine the time and circumstances in which it renders the Consulting Services consistent with the terms of this Agreement, Consultant shall be available to the Company to render Consulting Services for a minimum number of hours per weeks, as follows:

(a)        During the first 30 days following the Effective Date – 40 hours per week.

(b)        During the second 30 day period following the Effective Date – 30 hours per week.

(c)        During the third 30 day period following the Effective Date – 20 hours per week.

(d)        Following the third 30 day period following the Effective Date and continuing through the end of the Term – 8 hours per week.

Should Consultant provide the Consulting Services of Michael Novakovic for more than the required number of days within any weekly period, the excess days shall be credited toward the minimum requirement for the following week.  Consultant and the Company shall establish procedures reasonably acceptable to both to monitor the Consulting Services rendered.

1.03      Independent Contractor.  Consultant acknowledges that Consultant’s retention does not confer upon Consultant any ownership interest in or personal claim upon any license, right or product of the Company, nor does this Agreement confer any employment right on Consultant.  Consultant agrees that in performing its duties under this Agreement, it shall be operating as an independent contractor as that term is defined in United States Treasury Department regulations and United States Internal Revenue Service rulings and interpretations.  Nothing contained herein shall in any way constitute any association, partnership, employer/employee relationship, or joint venture between the Parties hereto, or be construed to be evidence of the intention of the Parties to establish any such relationship.  Neither Party shall have any right, power or authority to make any representation nor to assume or create any obligation, whether express or implied, on behalf of the other, or to bind the other Party in any manner whatsoever.  Both of the Parties agree, respectively, that they shall not hold themselves out in any manner that would be contrary to the terms of this Section 1.03.

ARTICLE II
TERM OF AGREEMENT

Term.  The term of this Agreement shall commence on the Effective Date and shall terminate at 11:59 p.m. Mountain Standard Time on December 31, 2009 (the "Contract Term") unless sooner terminated hereunder.  The Contract Term shall be extended for successive one-year periods (such period to be called a “Renewal Period” and together with the Contract Term, the “Term”) unless notice is given by one of the Parties at least sixty (60) days before the end of any Term.

ARTICLE III
COMPENSATION

During the Term thereto, the Company shall pay, or cause to be paid to Consultant, the following:

3.01     Annual Base Consulting Fee.  Subject to the terms and conditions of this Agreement, Consultant shall be paid an annual base consulting fee ("Annual Base Consulting Fee") as set forth in Addendum A of this Agreement.

3.02     Performance Bonuses.  Subject to the terms and conditions of this Agreement, Consultant shall be paid performance bonuses (“Performance Bonuses”) as set forth in Addendum A of this Agreement.

3.03     Annual Performance Review.  On a basis no less frequently than annually during the Term, the Executive Committee and the Consultant shall review the performance of the Consulting Services as described in Article I hereof.  As a result of such review, the Executive Committee and the Consultant may agree to modify or alter the specific assignments or duties which constitute the Consulting Services.

3.04     Automobile Purchase.  At the request of Consultant, before August 31, 2007, the Company shall purchase an automobile of Consultant’s choosing for Consultant’s sole ownership and exclusive use; provided that the Company shall not be required to spend more than $70,000 in connection with such purchase.  Alternatively, the Company will pay Consultant $70,000 for its use in purchasing an automobile of its choosing.

3.05     2007 Bonus.  Prior to August 31, 2007, the Company shall pay Consultant a bonus in the amount of $130,000 (the “2007 Bonus”); provided that at the request of the Consultant the Company will allocate a portion of the 2007 Bonus to employees of the Company in amounts as determined in the sole discretion of the Consultant.

ARTICLE IV
OTHER BENEFITS

4.01     Office and Support.  During the Term and as determined by the Executive Committee, Consultant shall be entitled to reasonable office space, furnishings and other equipment to support its consulting for and on behalf of the Company, whether at the Company or the home office of Michael Novakovic, as discussed in Article I, above, all of which shall be reasonably adequate for the performance of his duties.

4.02     Work Schedule.  Consultant shall manage its work and efforts required to accomplish the Consulting Services in consultation and coordination with the Executive Committee.

ARTICLE V
RESTRICTIVE COVENANTS

5.01	Definitions.

“Confidential Information” means all past, present and future confidential and/or proprietary information belonging to the Company or any affiliate of the Company, whether developed by Consultant or by other Company employees, consultants, agents or any other third party, whether in writing, electronic format or otherwise, including but not limited to, all Intellectual Property as set forth in Section 3.9 of the Stock Purchase Agreement between the Company, nCoat, Inc., Consultant and others of even date, as owned by or licensed to or by the Company, all chemical or biological technology, materials, ingredients, measurements, dimensions, formulations, formulas, processes, knowledge, know how, software, applets, content, flow charts, algorithms, functionality, design and technical specifications, copyrights, trade marks, registration marks, trade secrets, patents and patent pendings, user and application interfaces and the structure, sequence and organization thereof, research, development, technologies, processes, and business information including without limitation business plans, marketing plans, techniques, strategies and materials, customer information, customer lists, customer identities, customer development plans, customer pre-production approval documents, customer documentation of parts and processes, suppliers, vendors, business acquisition or disposition plans, new personnel employment plans, financial budgets and forecasts, projections, financial operations or information, investors, sales estimates, internal performance results relating to the past, present or future business activities of the other Party, the negotiations towards or the existence of each agreement or instrument between or among the parties hereto and the contents, terms and conditions contained therein, the receipt of any Confidential Information, and any notes, memoranda, summaries, analyses, compilations and other writings relating to any of the foregoing or based thereon prepared by Consultant and any other information marked as confidential or which reasonably should be understood to be confidential or proprietary, whether or not so marked.  Consultant agrees that there shall be a presumption that all information received from the Company or any affiliate of the Company is Confidential and Proprietary Information, and that it is his obligation to seek acknowledgement from the Company of any information which Consultant may wish to exclude from being treated as Confidential Information. The Company shall be provided a reasonable time following any identification by Consultant of information he wishes to exclude within which to reassert that such information is Confidential Information and/or to seek judicial intervention to confirm same. However, Confidential Information does not include information that Consultant can show has become available for unrestricted public use, without breach of this or any other agreement.

“Consultant Inventions” means all inventions, technology, products, formulations, ideas, processes, trade secrets, materials, and Confidential Information, whether or not published, patented, copyrighted, registered, or suitable therefor, and all intellectual property rights therein, that are made, developed, written, conceived, or first reduced to practice by Consultant in part or in whole, whether alone or with others, during the Term, to the extent they relate to the Company’s past, present, future, or anticipated business, research, development, or trade, or are developed using the Company’s time, equipment, or materials.

“Prospective Customer” means any company, supplier, vendor, investor or third party to whom the Company is attempting to market, trade, lease, license or sell or has sold goods, products or services to in the past or with whom the Company has had contact, directly or indirectly, during the Term for the purpose of marketing or offering its products, services or goods.

5.02     Obligations of Confidentiality.  In the course of my consulting term with the Company, Consultant may receive Confidential Information, which shall remain the sole property of the Company.  Consultant agrees that, except as appropriate in connection with the Company’s business, Consultant shall not at any time, during or after the Term, (i) disclose Confidential Information to any person or (ii) use any Confidential Information for the direct or indirect benefit of any person or entity other than the Company, except as the Company may otherwise consent or direct in writing.  Consultant shall use reasonable and diligent efforts to maintain the proprietary nature, security and confidentiality of all Confidential Information.  Consultant shall also keep confidential any information provided by any client or other third party to the Company under obligation of confidentiality.  Consultant shall promptly notify the Company if he becomes aware of any misuse or wrongful disclosure of Confidential Information by any person.  All obligations of confidentiality shall continue for as long as is permitted under applicable law.

5.03     Obligations re Consultant Inventions.  Consultant acknowledges and agrees that all Consultant Inventions are the sole and exclusive property of the Company, and hereby assigns to the Company any copyrights, patent rights, trade secrets, and other rights that Consultant may have therein.  Consultant agrees to promptly disclose the existence, use, and manner of operation of any Consultant Inventions to the Company.  Consultant agrees to take all actions reasonably requested by the Company, both during and after the Term, to assign to the Company and to establish (including, without limitation, assisting in obtaining or registering copyrights, patents, trademarks or similar property rights and executing assignments to the Company), perfect, exercise, or protect the Company’s rights in any Consultant Inventions or title thereto.  If the Company is unable, because of Michael Novakovic’s mental or physical incapacity, geographic distance, or for any other reason, as determined by the Company, to obtain his approval or signature on any document necessary or useful to claim, secure, extend, protect, or enforce any right in intellectual property to which the Company has a reasonable claim, then Consultant hereby appoints the Company and its duly authorized officers as its agent and attorney-in-fact to act for its and in its place and stead for the purpose of accomplishing such act with the same legal force and effect as if executed by Consultant.

5.04     No Competitive Use of Materials.  During the Term and for a period of two (2) years thereafter, Consultant shall not (a) give, sell, trade or use any materials or ideas from Consultant Inventions or Confidential Information in any manner that would compete with, or pose a threat of competition to, the Company or (b) give, sell, trade or use technology, software, designs, specifications, formulations, processes, equipment or other components of any Consultant Inventions, whether or not a threat of competition is posed, without the express, written consent of the Company.

5.05     No Unrelated Business with Customers.  During the Term, unless the Company agrees in advance in writing, Consultant shall not contact or initiate discussions, directly or indirectly, with any customer or Prospective Customer of the Company to attempt to sell such customer or Prospective Customer any goods, product or service other than the Company’s goods, products or services.

5.06     Return of Information.  Upon the Company’s request or at the end of the Term, Consultant shall immediately return and deliver all Consultant Inventions, Confidential Information and all other property of the Company to the Company, whether in written, electronic or any other form, including all copies of such information in its possession or control.

5.07     Scope of Restrictions.  Consultant acknowledges and agrees that the restrictions of Sections 5.02 through 5.06 are reasonable under the circumstances and represent the least restriction on Consultant’s future consulting opportunities that are consistent with the protection of the Company’s good will and Confidential Information, that these restrictions do not prevent Michael Novakovic from earning a livelihood without violating the terms of this Agreement, and that the Company has a legitimate business purpose in requiring Consultant to abide by these covenants.  If any restriction or term herein is found to be unreasonable or invalid by a court of competent jurisdiction, then such court shall reduce or modify such term to the minimum extent necessary to make it reasonable, valid, and enforceable, protecting both Consultant and the Company.  If such term cannot be so reduced or modified, it shall be severed and all other terms and restrictions of this Agreement shall remain in full force and effect and shall be interpreted in such a way as to give maximum validity and enforceability to this Agreement.  If Consultant violates these restrictive covenants, then their time limitations shall be extended for a period of time equal to the time during which such breach occurs.  Sections 5.02 through 5.06 are intended to be construed as a series of separate covenants, one for each city, county, or geographic area in which the Company does or intends or attempts to do business.  Except for geographic coverage, each such separate covenant shall be deemed identical in terms.

5.08     No Conflicts.  Consultant hereby covenants, represents, and warrants that (i) it is not now subject to, and will not enter into, any employment, consulting, or other agreement or arrangement that may conflict with the performance by it of any of its obligations to the Company (under this Agreement or otherwise); and (ii) it has not, and will not, use or disclose Confidential Information of any other former employer or any other person or entity to which it has any duty of confidentiality.
ARTICLE VI
TERMINATION

6.01     Termination of Agreement.  This Agreement may be terminated at any time during the Term by mutual agreement of the parties, or as otherwise provided in this Article.

6.02     Termination for Cause.  The Company may terminate this Agreement for Cause without prior written notice of such termination.  For purposes of this Agreement, "Cause" for termination shall mean:

(a)        the willful failure or refusal to carry out the reasonable directions of the Executive Committee, which directions are consistent with Consultant’s duties as set forth under this Agreement, other than a failure resulting from Michael Novakoiv’s complete or partial incapacity due to physical or mental illness or impairment;

(b)        a conviction of Michael Novakovic for a violation of a state or federal criminal law involving the commission of a felony;

(c)        a willful act by Consultant that constitutes gross negligence in the performance of its duties under this Agreement.  No act or failure to act by Consultant shall be considered "willful" unless committed without good faith and without a reasonable belief that the act or omission was in the Company's best interest;

(d)        a material breach of the terms of this Agreement, which breach has not been cured by Consultant within fifteen (15) days of written notice of said breach by the Company;

(e)        unethical business practices in connection with the Company’s business, including, but not limited to, embezzlement, disparagement or unauthorized disclosure of Confidential Information; or

(f)         confirmed and validated failure of Michael Novakovic of any Company mandated drug test.

Upon termination for Cause, Consultant shall not be entitled to payment of any compensation other than salary and benefits under this Agreement earned up to the date of such termination.

6.03      Termination Due to Death.  In the event of Michael Novakovic’s death within six months from the date thereof, (i) the Company shall pay one-half (1/2) of the Annual Base Consulting Fee to Consultant in six (6) equal monthly payments following the date of his death, (ii) Consultant shall be paid by the Company the earned New Accounts and Qualified Accounts Performance Bonus, if any, up to date of death of Michael Novakovic, and (iii) Consultant shall be paid by the Company the Performance Bonus for Qualified Accounts for a period of twelve (12) months following the date of Michael Novakovic’s death.

6.04      Voluntary Termination.  At any time after the first twelve (12) month period following the Effective Date, Consultant may unilaterally terminate this Agreement by giving the Company 60 days prior written notice.  Upon such voluntary termination by Consultant, Consultant shall be entitled to (i) payment of any compensation, Performance Bonuses and benefits under this Agreement earned up to the date of such termination and (ii) Performance Bonus for Qualified Accounts for a period of twelve (12) months following the date of such termination.

ARTICLE VII
MISCELLANEOUS

7.01      Assignment, Successors.  This Agreement may not be assigned by Consultant without the prior written consent of the Company. This Agreement shall be binding upon, and inure to the benefit of, Consultant and his estate and the Company and any assignee of or successor to the Company.

7.02      Nonalienation of Benefits.  Benefits, if any, payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, prior to actually being received by Consultant, and any such attempt to dispose of any right to benefits payable hereunder shall be void.

7.03      Severability.  If all or any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Agreement not declared to be unlawful or invalid. Any paragraph or part of a paragraph so declared to be unlawful or invalid shall, if possible, be construed in a manner that will give effect to the terms of such paragraph or part of a paragraph to the fullest extent possible while remaining lawful and valid.

7.04      Amendment and Waiver.  This Agreement shall not be altered, amended, or modified except by written instrument executed by the Company and Consultant.  A waiver of any term, covenant, agreement, or condition contained in this Agreement shall not be deemed a waiver of any other term, covenant, agreement, or condition, and any waiver of any other term, covenant, agreement, or condition, and any waiver of any default in any such term, covenant, agreement, or condition shall not be deemed a waiver of any later default thereof or of any other term, covenant, agreement, or condition.

7.05      Notices.  All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, facsimile or other electronic transmission service to the appropriate address or number as set forth below.  Notices to the Parties shall be addressed to:

If to the Company:	nCoat, Inc.
7237 Pace Drive
P.O. Box 38
Whitsett, NC 27377

with a copy to:	Durham Jones & Pinegar
111 East Broadway, Suite 900
Salt Lake City, Utah 84111
Attn:  Jeffrey Jones, Esq.
Facsimile No.:  801-415-3500

If to Consultant:	Nova-Van, LLC
Attn: MICHAEL NOVAKOVIC
113 North Spring Mill Road
Villanova, Pennsylvania 19085

Either Party may from time to time designate a new address by notice given in accordance with this Section.  Such notice shall be deemed to be given when received if delivered personally, or two (2) business days after the date mailed if sent certified or registered mail, return receipt requested, or one (1) day after deposited with a nationally recognized overnight courier service in time for next day delivery, provided such next day is not a Saturday, Sunday or holiday.  Any notice of any change of address shall be given in the manner set forth above.  Whenever the giving of notice is required, the giving of such notice may be waived in writing by the party entitled to receive such notice.

7.06     Counterpart Originals.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

7.07     Entire Agreement.  This Agreement forms the entire agreement between the parties hereto with respect to any severance payment and with respect to the subject matter contained in the Agreement.

7.08     Applicable Law. The provisions of this Agreement shall be interpreted and construed in accordance with the laws of the State of Delaware, without regard to its choice of law principles.

7.09     Effect on Other Agreements.  This Agreement shall supersede all prior agreements, promises, and representations regarding employment by the Company and severance or other payments contingent upon termination of employment.

7.10     Extension or Renegotiation.  The parties hereto agree that at any time prior to the expiration of this Agreement, they may extend or renegotiate this Agreement upon mutually agreeable terms and conditions.

IN WITNESS WHEREOF the parties have executed this Consulting Agreement on the date first written above.

NCOAT, INC.

By:	/s/

Name:	_______________________________

Title:	_______________________________

Date:	_______________________________

NOVA-VAN, LLC

By:	/s/

Name:	_______________________________

Title:	_______________________________

Date:	_______________________________

Agreed and Accepted:

MICHAEL NOVAKOVIC

By:	/s/

Signature:	_______________________________

Print:	_______________________________

Date:	_______________________________